Exhibit 10.1

1 King William Street London, EC4N 7AF +44 (0)20 7448 4330 infoEU@wisdomtree.com www.wisdomtree.com

21 April 2023

Private & Confidential

Alexis Marinof

[Address]

Deed of variation to Employment Contract

Dear Alexis

I am writing further to our recent discussions about making certain changes to your contract of employment with WisdomTree Europe Ltd (the “Company”) dated 8 June 2017, as amended (the “Employment Contract”).

We have agreed as follows:

Severance Terms

Involuntary Termination

A new clause 19, titled “Involuntary Termination”, is hereby inserted in your Employment Contract as follows:

19.1 Upon the Employee’s Involuntary Termination and provided the Employee (i) enters into a Settlement Agreement within 60 days after the date of Termination (or such shorter period as set forth in the Settlement Agreement) and complies with such Settlement Agreement and (ii) complies with the terms of this agreement, the Company will pay, in the manner set for the below, as severance to the Employee (or in the case of the Employee’s subsequent death, the legal representative of the Employee’s estate or such other person or persons as the Employee shall have designated by written notice to the Company), an amount equal to the sum of:

(a) the Annual Base Salary, less any Annual Base Salary received by the Employee during Garden Leave;

(b) the Termination Year Cash Incentive Compensation; and

(c) the Average Cash Incentive Compensation.

19.2 Notwithstanding anything to the contrary in any applicable Award agreement:

(a) any Awards held by the Employee that would have vested during the Post-Employment Period shall immediately accelerate and become fully vested and exercisable or nonforfeitable, as applicable, as of the later of (A) the date of Termination or (B) the effective date of the Settlement Agreement (the “Accelerated Vesting Date”), provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of an Employee’s Awards that would otherwise be forfeited on the date of Termination will be delayed until the earlier of (x) the effective date of the Settlement Agreement (at which time the acceleration contemplated by this subclause (a) will occur) or (y) the date that the Settlement Agreement can no longer become fully effective (at which time the entire unvested portion of such Awards will be forfeited);

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

(b) vesting of the Employee’s Awards shall otherwise cease as of the date of Termination, but the Employee’s Awards that remain unvested as of the Accelerated Vesting Date and that were not forfeited pursuant to clause (a)(A)(y) above will remain outstanding until the last day of the Post-Employment Period; and

(c) if a Change of Control occurs during the Post-Employment Period, the Employee shall be entitled to any accelerated vesting with respect to the Awards that the Employee would have been entitled to if the Employee had remained employed through the date of the Change of Control. For the avoidance of doubt, no accelerated vesting pursuant to this clause 19.2 will occur unless the Employee enters into a fully effective Settlement Agreement within 60 days after the date of Termination (or such shorter period as set forth in the Settlement Agreement) and complies with such Settlement Agreement.

19.3 The Termination Year Cash Incentive Compensation shall be paid when the Company pays to non-terminated senior executives their year-end incentive compensation for the Termination Year, but in no event later than March 15 of the calendar year following the Employee’s date of Termination. The Annual Base Salary and Average Cash Incentive Compensation shall be paid out in substantially equal monthly instalments in accordance with the Company’s payroll practice over 12 months commencing within 60 days after the date of Termination; provided the Employee has entered into a Settlement Agreement prior to the payment date. Notwithstanding the foregoing, if the Employee breaches any of the Continuing Obligations, all payments under this Clause 19 shall immediately cease, but the Employee shall be entitled to retain any payments made to the Employee prior to any breach by the Employee of the Continuing Obligations.

Change of Control

A new clause 21, titled “Change of Control”, is hereby inserted in your Employment Contract as follows:

21.1 The provisions of this clause 21 shall apply in lieu, and expressly supersede, the provisions of clause 19 and 20 regarding severance pay and benefits upon a termination of employment, if such termination of employment occurs within 18 months after the occurrence of a Change of Control. Upon a Post-Change of Control Termination, providing that the Employee is in compliance with and undertakes to continue to comply with the Employee’s obligations during Garden Leave (if applicable) and the Twelve Month Restrictive Covenant, and provided that the Employee’s employment is not terminated in accordance with clause 15.3, the Company will pay, in the manner set forth below, as compensation for loss of employment, a severance payment to the Employee (or in the case of the Employee’s subsequent death, the legal representative of the Employee’s estate or such other person or persons as the Employee shall have designated by written notice to the Company) calculated by aggregating the following:

(a) an amount equivalent to 1.75 times the Employee’s Annual Base Salary less any Annual Base Salary received by the Employee during Garden Leave;

(b) an amount equivalent to Average Cash Incentive Compensation multiplied by the fraction obtained by dividing the number of days employed by the Company during the Termination Year (save for any days spent on Garden Leave) by 365; and

(c) an amount equivalent to 1.75 times the Average Cash Incentive Compensation.”

(d) notwithstanding anything to the contrary in any applicable Time-Based Award agreement, Time-Based Awards held by the Employee that would have vested in the 21-month period following the date of Termination shall immediately accelerate and become fully vested and exercisable or nonforfeitable, as applicable, as of the Accelerated Vesting Date, provided that in order to effectuate the accelerated vesting contemplated by this subsection, the unvested portion of an Employee’s Time-Based Awards that would otherwise be forfeited on the date of Termination will be delayed until the earlier of (x) the effective date of the Settlement Agreement (at which time acceleration will occur) or (y) the date that the Settlement Agreement can no longer become fully effective (at which time the unvested portion of such Time-Based Awards will be forfeited), and (B) Performance-Based Awards will vest in accordance with the terms of the applicable Performance-Based Award agreement.

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

21.2 The severance payment set out in clause 21.1 shall be paid in a lump sum within 60 days after the date of Termination, provided the Employee has entered into a Settlement Agreement prior to the payment date.”

21.3 The Company agrees to maintain, for a period of at least six years after the Employee’s date of Termination, directors’ and officers’ liability insurance insuring the Employee (in his or her capacity as an officer and/or director) and other officers and directors, with a limit of liability not less than the aggregate of the respective amounts set forth in the policy or policies maintained by the Company immediately prior to the Change of Control.

21.4 Notwithstanding the foregoing, if the Employee breaches any Continuing Obligations, all payments under this clause 21 shall immediately cease, but the Employee shall be entitled to retain any payments made to the Employee prior to any breach by the Employee of the Continuing Obligations. However, if the Employee breaches the Twelve-Month Restrictive Covenant, the Company shall be entitled to recover from the Employee a pro-rata portion of the payments made to the Employee under this clause 21 that correspond to the proportionate period of time that the Employee was in breach of the Twelve-Month Restrictive Covenant.”

Post-Termination Restrictions

In consideration for allowing, you to benefit from the Severance Terms, and in light of your promotions within the business since the date of the Employment Contract, we have agreed that certain updates are required to the post-termination restrictions contained in the Employment Contract to make them more appropriate for an employee of your seniority within the business.

As a result, the following amendments will be made to your Employment Contract:

Non-Compete Restriction:

1.	New clause 18.1(d) is inserted in your Employment Contract as follows:

“in the event the Employee’s employment is terminated within 18 months following the occurrence of a Change of Control, for 12 months following Termination, the Employee will not directly or indirectly Participate in the business or affairs of any Restricted Competitor unless:

(i)	the Restricted Competitor also engages in business activities which are not a Competitive Business;

(ii)

the Employee does not occupy, with or at the Restricted Competitor, a corporate executive position with the Restricted Competitor that provides oversight of or support to such Restricted Competitor’s activities in a Competitive Business; and

(iii)	the Employee does not participate in the Competitive Business-related activities of the Restricted Competitor (and instead engages solely in activities that do not concern a Competitive Business).”

Non solicitation restriction

The definition of “Group Employee” in clause 1.1 of your Employment Contract is deleted in its entirety and replaced with the following:

“any person who is at the date of Termination or was at any time during the Relevant Period employed in an executive or managerial capacity together with their direct reports or engaged as a consultant in the Company and in each case with whom the Employee or any person reporting to the Employee has had dealings in the course of employment other than in a minimal way at any time during the Relevant Period.”

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

Definitions

The definitions which are set out in Schedule 1 of this letter will be inserted into clause 1.1 of your Employment Contract.

In addition, the definitions of “Control” and “Change of Control” contained in clause 1.1 of your Employment Contract will be deleted in their entirety and replaced by a new definition titled “Change of Control” as follows:

means (a) the acquisition by any “person” (as defined in Section 3(a)(9) and 13(d) of the Exchange Act), other than a stockholder of WisdomTree, Inc. that, as at the date of the deed of variation relating to this agreement entered into between the Company and the Employee on 21 April 2023 , is the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of 15% or more of the outstanding voting securities of WisdomTree, Inc., of more than 50% of the combined voting power of the then outstanding voting securities of WisdomTree, Inc.;(b) the sale of all or substantially all of the Company’s assets at that time; or (c) any occurrence of a Sale Event or Change in Control Event, as defined in WisdomTree, Inc.’s 2022 Equity Plan”

General

If the Employee’s employment with the Company is terminated for any reason other than death, Disability or termination by the Company in accordance with clause 15.3, each of the Company and the Employee agree to discuss and in good faith seek to agree on the substance and wording of any internal and external communications regarding the circumstances of the Employee’s termination.

If the Employee initiates or otherwise participates in any arbitration proceeding against the Company to enforce the rights and entitlements granted pursuant to clauses 19 or 21 and the Employee substantially prevails in such a proceeding, the Employee shall be entitled to recover from the Company all of the Employee’s costs of enforcement, including reasonable attorney’s fees and expenses.

This letter and the rights and obligations of the parties shall be governed by and construed in accordance with the laws of England. In the event of any claim, dispute or difference arising out of or in connection with this letter the parties irrevocably agree and submit to the non-exclusive jurisdiction of the Courts of England.

No variation of this letter shall be effective unless made in writing and signed by or on behalf of you and the Company.

To confirm your agreement to the changes set out in this letter, please sign this letter, in the presence of a witness. I will arrange for the letter to be countersigned on behalf of the Company and will send you a fully executed copy.

If you have any questions or issues that you want to discuss, please do not hesitate to contact us.

Yours sincerely

/s/ Beena Joseph

Beena Joseph

Head of HR

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

EXECUTED as a DEED and DELIVERED by the parties on the date set out in this letter deed.

EXECUTED as a DEED and DELIVERED by	)
ALEXIS MARINOF	)
/s/ Alexis Marinof
Alexis Marinof
in the presence of:

Witness’ signature: /s/ Celine Wolff

Name: /s/ Celine Wolff

Address: [Address of Witness]

Occupation: Osteopath

EXECUTED as a DEED	)
By WISDOMTREE EUROPE LTD acting by:	)
/s/ Peter Ziemba
in the presence of:
Peter Ziemba

Director
Witness’ signature: /s/ Terry Siegel

Name: /s/ Terry Siegel

Address: [Address of Witness]

Occupation: Retired

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

SCHEDULE 1

The following definitions will be inserted into clause 1.1 of your Employment Contract:

“Annual Base Salary” means the higher of the Employee’s annual base salary in effect immediately prior to (i) the Employee’s date of Termination or (ii) the Change of Control.

“AUM” means assets under management of an ETF Sponsor or ETP Sponsor as calculated and reported by Bloomberg or its successor, or if not so reported, then calculated by reference to shares outstanding and net asset value of its ETFs or ETPs, as the case may be, as reported by a Bloomberg terminal.

“Average Cash Incentive Compensation” means an amount equal to 50% of the Employee’s Target Incentive Compensation for the Termination Year.

“Awards” means all Time-Based Award(s) and Performance-Based Award(s).

“Committee” means the Compensation Committee of the Board of Directors of WisdomTree, Inc.

“Competing ETF Sponsor” means an ETF Sponsor that is one of the top ten ETF Sponsors in the United States based upon the AUM of its United States-listed ETFs, as of the end of the fiscal quarter immediately preceding the date of Termination.

“Competing ETP Sponsor” means an ETP Sponsor that is one of the top ten ETP Sponsors in the European Union and the United Kingdom combined based upon the AUM of its European Union- and United Kingdom-listed ETPs, as of the end of the fiscal quarter immediately preceding the date of Termination.

“Competitive Business” means (i) the business of being an ETP Sponsor, (ii) the business of being an ETP sponsor or (iii) a business that competes with the WisdomTree Digital Business.

“Continuing Obligations” means the Employee’s obligations to the Company pursuant to this agreement and any other agreement containing confidentiality, assignment of intellectual property, or other restrictive covenants including post termination restrictions, as the same may be amended or supplemented from time to time.

“Disability” means the earlier to occur of either of the following events:

(i)

The Employee, because of physical or mental disability or incapacity, is unable to perform his obligations to, or duties for, the Company on a full-time basis for 90 consecutive days or a period in excess of 150 days out of any period of 360 consecutive days; or

(ii)

the determination by a physician selected by the Company, duly licensed in the United Kingdom with a medical specialty appropriate for such determination (which determination shall be binding and conclusive for the purpose of this agreement), that the Employee is either physically or mentally, permanently disabled or incapacitated or otherwise so disabled or incapacitated that the Employee will be unable to perform his obligations to, or duties for, the Company for 90 consecutive days or a period in excess of 150 days out of any period of 360 consecutive days. The Employee’s failure to submit to an examination of a physician hereunder shall automatically result in a determination of Disability hereunder.

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

“ETF” means:

a.

Any open-end management investment company or unit investment trust registered under the Investment Company Act of 1940, as amended (the “1940 Act”) that issues and redeems any series of redeemable securities in compliance with the conditions of an exemptive order or regulation issued or promulgated by the U.S. Securities and Exchange Commission permitting, among other things, (I) the shares to be issued and redeemed only in large aggregations, and (II) secondary market transactions in the shares to occur at negotiated prices on national securities exchanges, as defined in Section 2(a)(26) of the 1940 Act (an “Exchange”), and lists such redeemable securities for trading on an Exchange; and

b.

Any exchange traded product, such as a grantor trust or other entity registered under the Securities Act of 1933, as amended (the “1933 Act”) (I) that is not registered as an investment company under the 1940 Act, (II) that is typically treated as a pass through entity under the Internal Revenue Code of 1986, as amended, (III) that issues and redeems a series of redeemable securities in large aggregations, and (IV) whose redeemable securities are listed for trading on one or more Exchanges and trade through secondary market transactions at negotiated prices on such Exchanges; or any exchange traded note registered under the 1933 Act that (x) provides for payments based on the performance of an index or pool of assets, (y) trades through secondary market transactions at negotiated prices on one or more Exchanges, and (z) is listed for trading on one or more Exchanges.

“ETF Sponsor” means an entity that is, or as a result of the Employee’s engagement or participation would become, a sponsor or promoter of an ETF or the investment advisor or investment manager to an ETF.

“ETP” means an entity or any exchange traded product that issues securities that represent an entitlement by the holder to an investment return obtained by the entity or exchange traded product by investing in securities, notes, commodities, cryptocurrencies or swaps to seek to achieve a stated investment purpose.

“ETP Sponsor” means an entity that is, or as a result of the Employee’s engagement or participation would become, a sponsor or promoter of an ETP or the advisor or manager to an ETP.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Good Reason” means that the Employee has complied with the “Good Reason Process” following the occurrence of any of the following events: (i) a material diminution in the Employee’s responsibilities, authority or duties (except for a reasonable diminution in connection with Disability); (ii) a material diminution in the Employee’s Annual Base Salary except for across-the-board salary reductions based on the Company’s financial performance similarly affecting all or substantially all senior management employees of the Company; (iii) a material change in the geographic location of the principal place at which the Employee provides services to the Company, not including work-related travel or short-term assignments; or (iv) the material breach by the Company of this Agreement.

“Good Reason Process” means that (i) the Employee reasonably determines in good faith that a “Good Reason” condition has occurred; (ii) the Employee notifies the Company in writing of the first occurrence of the Good Reason condition within 60 days of the first occurrence of such condition; (iii) the Employee cooperates in good faith with the Company’s efforts, for a period not less than 30 days following such notice (the “Cure Period”), to remedy the condition; (iv) notwithstanding such efforts, the Good Reason condition continues to exist; and (v) the Employee terminates his or her employment within 60 days after the end of the Cure Period. If the Company cures the Good Reason condition during the Cure Period, Good Reason shall be deemed not to have occurred.

“Involuntary Termination” means (i) the Employee’s termination of employment by the Company other than due to: (A) death, (B) Disability or (C) termination by the Company in accordance with clause 15.3 (ii) the Employee’s resignation from his employment for Good Reason.

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

“Participate” means to directly or indirectly engage or participate, directly or indirectly (whether as an officer, director, employee partner, consultant, holder of an equity or debt investment, lender, or in any other manner or capacity) but excluding a Permitted Investment.

“Performance-Based Award” means all then-outstanding stock-based awards of the WisdomTree, Inc. that are subject to performance-based vesting and for which achievement of the performance metrics has not been determined as of the date of Termination.

“Permitted Investment” means a holding (directly or through nominees) by way of bona fide personal investment of any units of any authorised unit trust and less than one per cent. in aggregate of the issued shares, debentures or other securities of any class of any company with revenues in excess of $100,000,000 whose shares are listed on a recognised investment exchange, a recognised overseas investment exchange, or a designated investment exchange as recorded on the Financial Services Register by the FCA from time to time or any such other exchange as may be specified by the Board of Directors of WisdomTree, Inc. from time to time.

“Post-Change of Control Termination” means either (a) termination of the Employee’s employment by the Company in circumstances other than if the Employee’s employment was terminated under clause 15.3 of this agreement; (b) if the Employee resigns with Good Reason, in either case within 18 months after a Change of Control.

“Post-Employment Period” means the 12-month period immediately following the date of Termination less any time spent by the Employee on Garden Leave.

“Relevant Period” the period of 12 months immediately prior to the date of Termination (or the period since the start of the Employee’s employment, if shorter than 12 months) or, where the Executive has not been provided with work pursuant to clause 16 of this agreement after either party has served notice of termination, the period of 12 months immediately prior to the start of any period during which the Executive has not been provided with work pursuant to clause 16 of this agreement.

“Restricted Competitor” means any entity that (i) is a Competing ETF Sponsor, (ii) is a Competing ETP Sponsor or (iii) competes with the WisdomTree Digital Business in any jurisdiction where the Digital Wallet is offered to customers.

“Settlement Agreement” means a settlement agreement on terms satisfactory to the Company which is entered into between the Employee and the Company and/or with any Group Companies.

“Severance Terms” means the enhanced severance payments set out in clauses 19, 20 and 21 of the Employment Contract.

“Target Incentive Compensation” means the average of the Employee’s actual incentive compensation (including both cash and the fair value of Awards at the time of grant):

(i) for the three most recent full fiscal years for which the Employee has been paid incentive compensation; or

(ii) for such lesser number of full or partial fiscal years for which the Employee has been paid incentive compensation (with any partial fiscal year weighted proportionally less than any full fiscal year in determining the Employee’s average incentive compensation;

and in the event the Employee never has been paid any incentive compensation for a full or partial fiscal year, the Target Incentive Compensation shall be the target annual incentive compensation for the Termination Year as may be set forth in the annual budget for WisdomTree, Inc. as initially approved by the Board of Directors of WisdomTree, Inc. for the Termination Year or this Agreement, or if no such amount is set forth therein, 100% of the Employee’s Annual Base Salary).

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787

“Termination Year” means the fiscal year in which the date of Termination occurs.

“Termination Year Cash Incentive Compensation” means the product of: (i) the Committee’s aggregate percentage funding of the WisdomTree Inc.’s budgeted incentive compensation pool for the Termination Year, multiplied by (ii) 50% of the Employee’s Target Incentive Compensation for the Termination Year. If the Employee was not employed by the Company for the entirety of the Termination Year, the foregoing amount shall be multiplied by the fraction obtained by dividing the number of days the Employee was employed by the Company during the Termination Year by 365.

“Time-Based Awards” means all then-outstanding stock-based awards of WisdomTree, Inc. that are subject solely to time-based vesting.

“Twelve Month Restrictive Covenant” means the post termination restriction contained in clause 18.1(d) of this agreement.

“WisdomTree Digital Business” means the business of developing and/or operating a platform for the purchase, sale and exchange of blockchain-based digital assets, the issuance of tokens representing such assets, and/or the development and operation of a digital wallet via a mobile telephone application that provides services related thereto to facilitate such activity (“Digital Wallet”).

WisdomTree Europe Ltd is incorporated in England and Wales, with its registered office at 1 King William Street, London, EC4N 7AF

Company registration no. 08985846 | VAT registration no: GB185352787